Exhibit 99.1

Qwest Names Edward A. Mueller Chairman and CEO

•                  Telecommunications veteran also has been CEO of Ameritech and Williams-Sonoma

•                  Investor call today at 6:30 a.m. MDT (8:30 a.m. EDT)

DENVER, Aug. 13, 2007 — Qwest Communications International Inc. (NYSE: Q) and its Board of Directors announced today that Edward A. Mueller, a telecommunications veteran with high-level experience, has been named chairman and chief executive officer, succeeding Richard C. Notebaert, who  announced in June that he would be retiring.

Mueller, 60, has more than 34 years of telecommunications industry experience.  He served as president and chief executive officer of Ameritech from 2000 to 2002; president of SBC International Operations from 1999 to 2000; and president and chief executive officer of Pacific Bell from 1997 to 1999. He joined SBC in 1968 and held other executive level positions in the company, including president and chief executive officer of Southwestern Bell Telephone.  Mueller left Ameritech and, in 2003, was elected CEO of Williams-Sonoma, after being named to its board in 1999. Williams-Sonoma owns and operates home-centered retail chains, including Williams-Sonoma and Pottery Barn.

“Ed is a proven leader with a broad background of communications and retail experience.  We are most fortunate to have him join Qwest at a time when his proven leadership skills are well suited to meet the challenges of a highly competitive industry in a rapidly changing consumer and business marketplace,” said Notebaert, whose retirement is effective Aug. 15.  “Ed was my top recommendation to the board, and I am confident he will build on Qwest’s strong foundation and continue to drive the Spirit of Service to our customers across the country.”

Mueller said: “I have enormous respect for Dick Notebaert and for what he has accomplished during his highly successful tenure as CEO.  Qwest has made great strides in upgrading and solidifying its infrastructure, and has built an impressive reputation for putting the customer first.  When you combine the company’s improved financial position and impressive set of assets, there’s a great opportunity for continued growth. I’m eager to get started and begin delivering on the promises we have made to our customers, our employees and all our stakeholders.”

Frank P. Popoff, lead director on the Qwest Board and former chairman and CEO of Dow Chemical Company, said: “We conducted a global search for our new CEO, examining both internal and external candidates. Ed Mueller’s unique combination of telecom and consumer marketing experience, and his demonstrated leadership talent, made him the unanimous choice of our directors.  Dick Notebaert did an outstanding job in returning the company to profitability and significantly improved its customer service. He leaves the company in excellent condition. The board believes that Ed has just the right mix of skills and expertise to drive growth and profitability.”

A native of St. Louis, Mueller (pronounced MILLER) holds a bachelor’s degree in Civil Engineering from the University of Missouri and an executive M.B.A. degree from Washington University. In addition to his telecom and Williams-Sonoma experience, he serves as a member of the board of directors at VeriSign Inc., The Clorox Company and GSC Acquisition Company. Mueller and his family will relocate to the Denver area.

Investors Call: Mueller and Notebaert will speak, via conference call, to investors today at 6:30 a.m. MDT (8:30 a.m. EDT).

Participants may access the live interactive call via:

•                  888-255-8210 (U.S. Domestic)

•                  706-679-2259  (International)

•                  Conference ID: 12527985

Please dial-in 10-15 minutes in advance to facilitate an on-time start.

A replay will be available approximately two hours after the conclusion of the call until 11:59 p.m. EDT on Aug. 27, 2007, and may be accessed via:

•                  800-642-1687   (U.S. Domestic)

•                  706-645-9291   (International)

A live audio and replay of the webcast also will be available at:

http://www.qwest.com/about/investor/events/

(Windows Media Player or RealPlayer software is needed to listen to the webcast.)

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — locally and throughout the country. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com

Contact Information:

Media Contact
Nicholas Sweers
303-992-2085
Nicholas.Sweers@qwest.com

Investor Contact
Stephanie Comfort
800-567-7296
IR@qwest.com

Backgrounds on Mueller and Notebaert

Edward A. Mueller, 60, most recently led Williams-Sonoma Inc., which he joined as chief executive officer in January 2003 and served until July 2006. He joined the company’s board of directors in 1999 and departed in 2007. Prior to joining Williams-Sonoma, Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002; as president of SBC International Operations from 1999 to 2000; and as president of Pacific Bell from 1997 to 1999. He joined SBC in 1968, and held other executive positions, including president and chief executive officer of Southwestern Bell Telephone Company. Mueller is a member of the board of directors of VeriSign Inc., The Clorox Company and GSC Acquisition Company. A native of St. Louis, he holds a bachelor’s degree in civil engineering from the University of Missouri and an executive master’s degree in business administration from Washington University.

Richard C. Notebaert, 60, was chairman and chief executive officer of Qwest from June 17, 2002 until Aug. 10, 2007. He guided the company in 2006 to its first-ever year of operational profitability. Prior to that, he was president and chief executive officer of Tellabs, a communications equipment provider. He enjoyed a 30-year career with Ameritech Corp., holding many senior leadership positions, including chairman and chief executive officer. Under his leadership, Ameritech produced exceptionally strong financial results among major U.S. local communications companies, including 45 percent sales growth and 293 percent total return during the period, and five straight years of double-digit earnings growth. Notebaert is a member of the board of directors of Aon Corp., Cardinal Health, Inc. and the Denver Center for Performing Arts. Recently, he was elected chair of the Board of Trustees at Notre Dame University and has served as a trustee for 10 years. In April 2003, he was appointed by President Bush to the National Security Telecommunications Advisory Committee. A graduate of the

University of Wisconsin, Notebaert holds both a bachelor of arts degree and master’s degree in business administration.